Exhibit 4.4

Code 143 Commercial Lease ©
The Real Estate Institute of Victoria Ltd | ACN004210897 | www.reiv.com.au |	The agent using this form is NOT a member of the REIV

The Real Estate Institute of Victoria Ltd

COPYRIGHT COMMERCIAL LEASE©

Landlord(s):	COLLAN INVESTMENT LIMITED COLLAN INVESTMENT LIMITED

Tenant(s): TELIX INTERNATIONAL PTY LTD

Premises:	Units 401, 402, 403 and 405-410 (inclusive), Level 4, 55 Flemington Rd, North Melbourne being the land contained in Certificates of Title Volume 10937 Folios 986, 987, 988 and 990-995 (inclusive) and shown as [cross-hatched and hatched] on the plan attached to this lease. 3051

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ABOUT THIS LEASE

This is a standard form document. It can be used in the leasing of retail, commercial or industrial premises in Victoria, whether or not retail lease laws apply. It may need to be altered or added to or both to properly record a lease, as negotiated. Alterations, additions or both should be recorded in the REIV Copyright Special Conditions Schedule (Code 144A) and not by making changes or additions to the Lease itself. Depending on circumstances, it may be prudent to obtain legal advice when drawing up this Lease. The REIV Copyright Commercial Lease Schedule (Code 144) (“Schedule’’) must be completed in conjunction with this Lease.

Landlord advice

The landlord confirms this lease is in the copyright format published by The Real Estate Institute of Victoria Ltd as at the date/version printed on the front page, unless there are alterations or additions or both which appear in the Special Conditions Schedule. The tenant should check the Special Conditions Schedule, before signing this lease.

Table of Contents

Tenant’s covenants:

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Mutual covenants:
22.	Over-holding	16
23.	Further term	16
24.	Review of the rent to market	17
25.	CPI adjustment of the rent	18
26.	Fixed rent increases	19
27.	Damage to and destruction of the premises	19
28.	Cessation of building services	19
29.	Personal Property Securities Act 2009 (PPSA)	20
30.	Indemnity by the tenant	20
31.	Notices	20
32.	Electronic Transactions (Victoria) Act 2000 (ETVA)	21
33.	Rules	21
34.	Defaults by the tenant	22
35.	Repudiation of this lease by the tenant	23
36.	Disputes	23
37.	Goods and Services Tax	23
38.	Delivery of Guarantee and Indemnity	24
39.	Definitions and interpretation	24

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This lease is made between the landlord and the tenant named in the Schedule for the premises for the term beginning on the commencement date as specified in the Schedule.

This lease comprises -

●	the respective covenants of the landlord and the tenant; and

●	the Schedule; and

●	the Special Conditions, if any, in the Special Conditions Schedule.

If the Act applies, this lease has effect subject to it.

The tenant covenants and agrees with the landlord as follows -

1.	Rent

1.1	To pay the rent in advance during the term and any over-holding by equal, consecutive calendar monthly instalments starting on the rental commencement date specified in the Schedule and then on the first day of each month, unless otherwise agreed. The first and the final payments of the rent will be apportioned, if necessary.

1.2	Each instalment of rent will be paid -

(a)	without demand, deduction, or set-off (whether legal or equitable); and

(b)	in the manner required by the landlord from time to time.

2.	Outgoings

2.1	During the term and any over-holding to pay on or before the due date for payment, or to repay to the landlord within 14 days of demand, the following outgoings in connection with the premises -

(a)	municipal, water, drainage, and sewerage rates, charges, levies and special rates or levies;

(b)	land tax calculated on the basis the premise or the building of which the premises forms a part is the only land owned by the landlord (single holding);

(c)	congestion and parking levies;

(d)	gas, electricity, telephone, communications, sewage or garbage/waste disposal, and water consumption charges;

(e)	owners corporation fees, special fees and charges;

(f)	the expense of cleaning, inspecting, maintaining, repairing and/or servicing the premises and the landlord’s fixtures, fittings, plant or equipment in or serving the premises;

(g)	fire service levies;

(h)	insurance premiums and other charges for insurances effected by the landlord in relation to the premises including (but not limited to) fire insurance on all improvements on a replacement and reinstatement basis and such other risks as the landlord may require from time to time and whether or not the risk is one in respect of which insurance is commonly obtainable at the commencement of this lease. The insurances may include plant and equipment breakdown insurance, public liability insurance for the amount of cover specified in the Schedule ($20,000,000.00 if not amount specified), loss of rent and consequential loss insurance and any other insurance effected by the landlord in relation to any risk relating to the landlord’s ownership or interest in the premises. The landlord may insure for such amounts and with such extensions and exclusions as the landlord thinks fit, but if the Act applies the landlord is not entitled to recover any premiums or other charges which the landlord may be prohibited from claiming from the tenant under the Act;

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(i)	the expense of the attendance of the fire brigade in response to a fire alarm generated from or in connection with the premises;

(j)	the expense of inspecting, auditing, servicing, repairing, maintaining, monitoring, and testing all essential safety measures at or provided in relation to or in connection with the premises, provided the payment or repayment is not contrary to law; and

(k)	any other outgoings of whatever nature which are now or may during the term or any period of overholding be charged to or payable by the landlord in respect of or in connection with the premises unless expressly excluded in the Schedule.

2.2	If an outgoing relates to a period outside the term or a period of over-holding it will be apportioned accordingly.

2.3	If an outgoing is not separately assessed or charged in relation to the premises, to pay or reimburse a portion calculated on the proportion which the lettable area of the premises bears to the lettable area of the whole of the land or the building to which the outgoing relates, unless some other manner of apportionment is set out in the Schedule.

2.4	If the Act applies, to pay that proportion of the outgoings -

(a)	that benefit all premises in the building: the proportion that the lettable area of the premises bears to the lettable area of the building, as stated in the Schedule;

(b)	that benefit the premises and only some of the other premises in the building: the proportion that the lettable area of the premises bears to the lettable area of all premises that together share the benefit of the outgoing;

(c)	that benefit only the premises: 100%.

3.	Building operating expenses

3.1	During the term and any over-holding to pay, or to repay the landlord within 14 days of demand, a proportionate share of all expenses paid or incurred by the landlord in operating, managing, equipping, lighting, repairing, and maintaining the building including (without limitation) lavatories, sanitary services, cleaning, fire protection, essential safety measures, insurance premiums in respect of liability and other risks which the landlord reasonably requires.

3.2	The tenant’s proportion of the expenses will be determined in the same manner as that referred to in clause 2.4 unless -

(a)	some other way of apportioning the expenses is described in the Schedule; or

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(b)	the Act applies to an expense, in which case the tenant’s proportion must exclude an expense that the landlord is not permitted to recover from the tenant; or

(c)	legislation (by way of example, but not limited to, the Building Act 1993) applies to an expense, in which case the tenant’s proportion must exclude the proportion, if any, of the expense that the legislation prohibits the landlord recovering from the tenant.

4.	Insurances

4.1	To effect and keep current during occupation of the tenant a public liability policy in the name of the tenant for an amount of not less than $20 million or such higher amount as the landlord may reasonably require from time to time. The policy must be placed with an insurer approved by the landlord, approval not to be unreasonably withheld. The tenant must produce evidence of the currency of the insurance, within seven days of a request to do so.

4.2	Not to do, allow, or acquiesce in anything being done at the premises or the building which may result in a policy of insurance relating to the premises becoming void or voidable or which may allow an insurer to decline a claim under a condition or exclusion contained in the policy or policies or otherwise or which may result in the premium being increased. If a premium is increased, the tenant must promptly pay or reimburse the increase (Note: this obligation applies even if the tenant pays rent on a gross lease basis).

4.3	To pay or reimburse the landlord for any excesses on insurance claims, or to pay the expense of works or repairs where the expense of the works or repairs would be less than the excess payable on an insurance claim, if an insurance claim had been made.

4.4	To effect and keep current during the tenant’s occupation of the premises an insurance policy covering the tenant’s and others goods at the premises for their current reinstatement or replacement cost against damage or destruction by fire, water, theft, malicious and accidental damage, storm, lightening and tempest, earthquake, explosion, impact by vehicles and aircraft and articles dropped from aircraft.

5.	Maintenance and repairs

5.1	During the term and any period of over-holding to maintain and keep in the state of repair existing on the commencement date of the term -

(a)	the exterior (including - but not limited to - fences, landscaped areas, vehicle parking areas, pathways, driveways and hard-stand areas) and the interior of the premises and the landlord’s fixtures and fittings at the premises. The landlord’s fixtures and fittings installed at the premises on the commencement date of the initial term are set out in the Schedule; and

(b)	any roller shutter doors and electronically operated gates comprised in the landlord’s fixtures and fittings by engaging the services of an appropriate contractor approved by the landlord and to produce evidence of the engagement and maintenance to the landlord or the managing agent on request fair wear and tear and damage to the premises or the landlord’s fixture and fittings by fire or other cause not attributable to the default or negligence of the tenant or the negligence of the tenant’s licensees or invitees excepted.

(c)	For the avoidance of doubt, “commencement date of the term” means the commencement date of the initial term, if the lease is renewed for a further term or terms.

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5.2	If during the term or a period of over-holding alterations or additions are made to the premises or to the landlord’s fixtures and fittings installed at the premises, to maintain them in the condition they were in when made, subject to the exceptions to clause 5.1.

5.3	To replace with a similar article of at least equal value any landlord’s fixture or fitting destroyed, lost, or so badly damaged that it cannot be satisfactorily restored to its former condition, subject to the exceptions to clause 5.1.

5.4	Damage to or deterioration in the condition of the premises or the landlord’s fixtures and fittings or both will not be attributable to fair wear and tear if it is wholly or partly brought about because the tenant has not or has inadequately carried out maintenance or repairs or has permitted, allowed or acquiesced in -

(a)	structural loadings being exceeded;

(b)	vehicles with inappropriate tyres or tracks or of excessive weight or size being used at or allowed on the premises;

(c)	the fixtures and fittings of the landlord or the tenant being used in a manner inconsistent with their purpose;

(d)	inadequate rubbish or waste removal, cleaning, gardening, lawn mowing or pest control.

5.5	During the term and any period of over-holding to -

(a)	thoroughly cleanse the inside and outside of the external and internal windows of the premises at least once in every three months (calculated beginning on the commencement date of the term) and also when otherwise reasonably required from time to time by the landlord or managing agent;

(b)	keep all drains waste pipes, gutters, spouting, rain-heads, and downpipes which exclusively serve the premises clean and free of debris;

(c)	only remove the landlord’s fixtures and fittings from the premises if it is necessary to do so to have them repaired or replaced, and then only if the landlord or managing agent has first given written consent;

(d)	only engage a person to maintain, alter, repair, install or make alterations or additions to the premises or to carry out repairs to or removal of the landlord’s fixtures and fittings if the landlord or the managing agent has first given written approval, which will not be unreasonably withheld;

(e)	maintain in working order and promptly unblock or repair or both the sewers, drains, wash basins, sinks, showers, lavatories, sanitary apparatus, washing facilities and mechanical installations in or serving the premises. Workmanship and materials to be to the reasonable satisfaction of the landlord or the managing agent. The tenant acknowledges having inspected these items on or before the commencement date and on inspection they were found to be unblocked and undamaged;

(f)	promptly replace broken or damaged glass, including float or plate glass, of the external and internal windows and other broken or damaged glass with glass conforming to the then applicable Australian Standard, whether or not the tenant is responsible for the breakage or damage and notwithstanding the exception to clause 5.1. Materials and workmanship to be to the reasonable satisfaction of the landlord or the managing agent;

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(g)	promptly repair or replace window or door fittings (including - but not limited to - frames, handles, fastenings and locks), light fittings, light globes, fluorescent tubes and starters, keys, key cards, and remote controls that are broken, become defective, or are mislaid, notwithstanding the exception to clause 5.1. Replacement parts, materials and workmanship are to be to the reasonable satisfaction of the landlord or the managing agent;

(h)	promptly remove graffiti from the premises, with the exception of that existing at the commencement of the initial term;

(i)	keep the premises free of pests and vermin by engaging qualified contractors approved by the landlord or the managing agent, approval not to be unreasonably withheld;

(j)	repaint or refinish all painted or finished surfaces in a workmanlike manner with as good quality materials as at the commencement date of this lease at least once every 5 years during the term and any further term viewed as one continuous period or such other period or interval agreed between the landlord and tenant.

6.	Alterations and additions

6.1	Before -

(a)	making structural alterations or additions to the premises; or

(b)	removing or relocating existing partitions, fixtures or fittings from or within the premises; or

(c)	installing partitions or other fixtures or fittings in the premises; or

(d)	decorating or redecorating the premises;

the tenant must obtain the written consent of the landlord or the managing agent.

6.2	Subject to clause 6.3, when giving consent the landlord or the managing agent may impose reasonable conditions. Reasonable conditions include (but are not limited to) provision of full-size approved plans and other working drawings, detailed specifications, complete and legible copies of permits, approvals and/or certificates, engineer reports, insurance, details of materials, and contractors being approved as required by clause 5.5(d).

6.3	The landlord or the managing agent may refuse consent if the giving of it will result in the landlord having to undertake works to upgrade the premises or the building in which the premises are located to meet then current requirements of building laws.

6.4	Without limiting clause 6.2, in the event the landlord grants consent under this clause 6 and the tenant’s works involve any alteration and/or addition to any electrical infrastructure of or to the premises or building, the tenant must, at the completion of such works, provide the landlord or the managing agent with a certificate of electrical safety in accordance with the Electricity Safety Act 1998 and its regulations, in addition to copies of all permits, certificates, approvals and as-built plans in relation to the completed works.

7.	Notice of accidents to premises/building

7.1	To promptly give written notice to the landlord or to the managing agent on becoming aware of an accident to or a defect in -

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(a)	the premises; or

(b)	the building, if affecting access to the premises; or if affecting -

(i)	water; or

(ii)	sewerage; or

(iii)	gas; or

(iv)	electrical; or

(v)	essential safety fixtures and fittings connected to or serving the premises.

8.	Inspecting the premises

8.1	The landlord, the managing agent or both may enter and inspect the premises on giving 24 hours prior written notice and at any time without notice, if there is an emergency.

8.2	On inspecting the premises the landlord, the managing agent or both will -

(a)	cause as little inconvenience as possible in the circumstances to the tenant; and may

(b)	bring with them any person, equipment and materials considered appropriate in the circumstances.

9.	Tenant to clean, repair and make good damage

9.1	To keep the premises in a thoroughly clean and tidy condition.

9.2	To store rubbish, garbage, and trade waste on the premises in secure containers and have it regularly removed at appropriate intervals.

9.3	To repair and make good to the reasonable satisfaction of the landlord or the managing agent any unauthorised alterations or additions or damage to the premises for which the tenant is responsible under the terms of this lease, within 14 days (or a shorter period if reasonable in the circumstances) after having been given written notice stating the damage.

9.4	The landlord or the managing agent or others on their behalf may enter the premises bringing equipment and materials and repair and make good the unauthorised alterations or additions or damage, if the tenant does not do so within the time stated in the written notice.

9.5	To pay, or repay on demand, to the landlord or the managing agent all reasonable amounts spent in connection with repairing and making good the unauthorised alterations or additions or the damage for which the tenant is responsible including (but not limited to) labour, equipment, materials, approvals, permits, certificates, professional services, bank or financiers’ charges and interest.

10.	Returning the premises to the landlord

10.1	When the term or any over-holding comes to an end (whether by the passing of time or otherwise), to return the premises to the landlord in the required condition and at the time of doing so will have -

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(a)	removed the tenant’s fixtures and fittings and goods including signage and advertising;

(b)	made good any damage to the premises and/or the building resulting from or arising in connection with the installation or removal of the tenant’s fixtures and fittings and goods; and

(c)	reinstated the premises to the condition that existed when the first term of the lease commenced, if there has been a previous term or previous terms;

(d)	cleaned and tidied the premises and the landlord’s fixtures and fittings; and

(e)	repainted or refinished all painted or finished surfaces in a workmanlike manner to a condition consistent with the surfaces at the commencement date of this lease.

10.2	If the tenant does not comply with clause 10.1 (a) the landlord or the managing agent may dispose of the tenant’s fixtures and fittings and goods in the manner permitted by the Australian Consumer Law and Fair Trading Act 2012 for the disposal of uncollected goods.

10.3	For the avoidance of doubt, “in the required condition” means in a condition consistent with the tenant’s due performance of the obligations in clauses 5 and 9 and 11.3.

11.	Signs

11.1	Before placing a sign on the premises to -

(a)	obtain the written consent of the landlord or the managing agent, which may be subject to reasonable conditions; and

(b)	obtain any permit(s) required and keep them current; and

(c)	promptly provide a complete, legible copy of any permit(s) to the landlord or the managing agent.

11.2	A sign will comply with the law and be -

(a)	displayed as required by the consent and permit(s);

(b)	securely fastened;

(c)	maintained in good condition; and

(d)	removed when the lease ends.

11.3	On removing a sign, to make good damage to the premises or the building caused in connection with its installation, use or removal.

12.	Use of the premises

12.1	If an approval or a consent or a permit or any or all of them is necessary to use the premises for the permitted use, to -

(a)	obtain it; and

(b)	comply with it; and

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(c)	keep it current; and

(d)	promptly give a complete, legible copy of it and any renewal of it to the landlord or the managing agent.

12.2	To use the premises for the permitted use specified in the Schedule and no other.

12.3	To carry on the permitted use at the premises during the usual business hours for the permitted use.

12.4	Not to discontinue the permitted use either temporarily or permanently, without the prior written consent of the landlord or the managing agent.

12.5	To comply with laws relating to the premises or the permitted use. But structural alterations or additions do not have to be made, unless necessary in connection with the permitted use.

12.6	In using the premises not to do, allow, or acquiesce in anything that may -

(a)	be illegal; or

(b)	create noise levels above those acceptable from time to time for the permitted use and in any event not use radio, television or other media at a volume audible outside the premises; or

(c)	create a danger or health risk to those on the premises or to the public; or

(d)	create a nuisance or disturb an owner or occupier of adjacent premises or nearby property; or

(e)	result in structural loadings being exceeded; or

(f)	adversely affect the landlord’s insurance resulting in -

(i)	a policy becoming void or voidable; or

(ii)	a premium or deductible being increased; or

(iii)	a claim being rejected.

12.7	Not to permit, allow, or acquiesce in an animal, fish, bird, or reptile being on the premises.

12.8	Not to conduct, allow or acquiesce in an auction at or from the premises, without the prior written consent of the landlord or the managing agent.

12.9	Not to hold, allow or acquiesce in the holding of a public meeting at, in or from the premises, without the prior written consent of the landlord or the managing agent.

13.	Occupational Health and Safety Act 2004 (OHSA)

13.1	The tenant acknowledges and agrees it has management and control of the premises for the purposes of the OHSA.

13.2	To observe and comply with the requirements imposed on the tenant by the OHSA. In particular and without limiting the generality of the foregoing, the tenant will maintain free of obstruction all means of entry and exit at, and so far as is reasonably possible in the immediate vicinity of, the premises.

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13.3	To give written notice to the landlord or to the managing agent as soon as possible on becoming aware of an actual or a potential issue at, or in the vicinity of, the premises affecting occupational health and safety.

13.4	To hold the landlord and the managing agent indemnified against all costs, expenses, claims, demands, actions, judgements, or orders incurred by or made against the landlord or the managing agent in connection with or in relation to the tenant’s failure to observe and comply with the requirements imposed on it by the OHSA and regulations and by this clause.

13.5	Without limiting clause 13.4, if the tenant fails to observe and comply with any requirements imposed on the tenant by the OHSA and regulations, the landlord may, but is not under any obligation to, remedy any failures and recover all associated costs from the tenant.

14.	Assignment and sub-letting

14.1	Section 144 of the Property Law Act 1958 does not apply to this lease.

14.2	Not to –

(a)	assign; or

(b)	sub-let; or

(c)	licence; or

(d)	part with occupation of

the premises or the tenant’s legal or equitable interest in the premises unless the landlord or the managing agent has in each instance given prior written approval.

14.3	Subject to clause 14.4, the landlord or the managing agent will not unreasonably refuse approval.

14.4	It is not unreasonable for the landlord or the managing agent to refuse approval if -

(a)	the Act will then apply, if it did not apply when consent was sought;

(b)	the permitted use is to change;

(c)	the tenant has unpaid rent or outgoings;

(d)	the tenant has not made good a notified default;

(e)	no, or insufficient, details about the assignee, sub-tenant, licensee or person who will occupy the premise are provided;

(f)	the landlord or the managing agent is of the reasonable opinion the assignee, sub-tenant, licensee or person who will occupy the premises lacks sufficient means, ability, or business experience to carry on the permitted use - or, if it is proposed the permitted use be changed, the permitted use as proposed - and comply with the lease, on the basis of information provided;

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(g)	the documents for the assignment, sub-letting, licensing, or parting with occupation are not reasonably acceptable to the landlord, the landlord’s managing agent, or Australian legal practitioner or conveyancer;

(h)	all reasonable costs and expenses incurred by the landlord in relation to or in connection with giving approval have not been paid by the tenant;

(i)	the tenant, the assignee, sub-tenant, licensee or person taking occupation of the premises has not signed the documents for the transaction, at the time the landlord is to sign the documents;

(j)	the tenant or a guarantor of the tenant will be released from their obligations on the assignment, sub-lease, licence, or parting with occupation;

(k)	if the assignee, sub-tenant, licensee or person taking occupation of the premises is required to provide a guarantee and indemnity in favour of the landlord, the guarantee and indemnity is not in a form approved by the landlord’s Australian legal practitioner.

15.	Reletting, sale and other rights of entry

15.1	To allow -

(a)	the affixing of “For Lease” and “For Sale” / “Auction” signs to the premises, in positions that do not unreasonably interfere with the tenant’s business; and also

(b)	on receiving 24 hours prior written notice, prospective tenants or purchasers, on being accompanied by the landlord or the managing agent, and also valuers, who do not have to be accompanied, to enter and inspect the premises at reasonable times and when doing so to make photographic and video images of the premises; and also

(c)	on receiving 24 hours prior written notice, except if there is an emergency in which case no prior notice is required, others having a contractual right, under a contract with the landlord or the managing agent, to come on to and remain on the premises from time to time with necessary personnel, plant, equipment and materials for the purposes of attending to the landlord’s obligations under this lease or obligations under laws applicable to the premises or the building,

16.	Security deposit

16.1	Before taking possession of, or being provided with occupation of, the premises and thereafter from time to time during the term or any period of overholding to provide a security deposit in cash or a bank guarantee, as may be required by the landlord, in the amount specified in the Schedule.

16.2	A bank guarantee provided as the security deposit will be -

(a)	in a form reasonably required by the landlord or the managing agent and which does not specify an expiry date;

(b)	provided by a bank listed by the Australian Prudential Regulation Authority as -

(i)	an Australian-owned bank; or

(ii)	a foreign subsidiary bank; and

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in either case

(iii)	must have an office at Melbourne at which payment will be made, on presentation of the bank guarantee;

(c)	handed to the landlord or the managing agent as provided in clause 16.1

16.3	The landlord or the managing agent will hold the security deposit and may use it if-

(a)	a payment to be made by the tenant to the landlord is not made within 14 days of the due date for payment;

(b)	a default is not made good as required by notice;

(c)	the premises are not returned to the landlord in the required condition when this lease or any overholding ends.

16.4	The landlord or the managing agent is not required to advise the tenant before using the security deposit.

16.5	To maintain the security deposit at the required amount during the term and any over-holding.

16.6	If the security deposit is not sufficient to -

(a)	meet a payment; or

(b)	make good a default; or

(c)	put the premises into the required condition

to pay the additional amount required to do so on demand.

16.7	Not to fail or refuse to make a payment because it may be met in part or entirely from the security deposit.

16.8	If the security deposit is provided in cash, not to permit, allow or acquiesce in a financing statement being registered over it, except by the landlord.

16.9	To provide information, sign documents and do anything else required to allow the landlord to -

(a)	register a financing statement over the security deposit; or

(b)	either comply with obligations or enforce rights or both under the PPSA and even though this lease has expired or come to an end.

16.10	Notice of a verification statement under section 157(1) of the PPSA is not required.

16.11	If in the reasonable opinion of the landlord or the managing agent the premises are in a clean and tenantable condition at the date on which the tenant vacates and the tenant has otherwise complied with all of the tenant’s obligations, the security deposit will be repaid or the bank guarantee returned within 30 days after the date on which the lease ends.

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17.	Interest

17.1	To pay interest on any monies payable to the landlord which are not paid on the due day for payment (monies overdue), if demanded.

17.2	The rate of interest will be that fixed from time to time under section 2 of the Penalty Interest Rates Act 1983.

17.3	Interest will be calculated and charged on the monies overdue from time to time beginning on the day after the day on which payment is due to and including the day on which the monies overdue are paid in full.

18.	Landlord’s costs and expenses / stamp duty

18.1	To pay, or to repay, on demand: -

(a)	The landlord’s reasonable managing agent’s, legal or conveyancer’s costs and out-of-pocket expenses incurred in connection with -

(i)	the negotiation, preparation, settling and signing of this lease;

(ii)	a default by the tenant;

(iii)	a request to give or obtain a consent or an approval, whether or not given or obtained;

(iv)	a variation, surrender or assignment of this lease;

(v)	a renewal of this lease;

(b)	Stamp duty (if any) assessed in connection with this lease or a renewal of it.

18.2	If the Act applies, the landlord may only recover costs and out-of-pocket expenses as permitted by the Act.

The landlord covenants and agrees with the tenant as follows -

19.	Quiet enjoyment

19.1	If the tenant -

(a)	pays the rent, outgoings and other expenses payable by the tenant under the terms of this lease when due; and

(b)	carries out and complies with the tenant’s other obligations the tenant may, subject to the rights of entry set out in this lease, occupy and use the premises for the permitted use during the term and any over-holding without interruption by the landlord or a person rightfully claiming through, under, or in trust for the landlord.

20.	Access to the premises

The tenant may use in common with others the usual means for entering and leaving the premises, during the term or any over-holding.

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21.	Insurance

To provide the tenant with details of insurance covers taken out by the landlord in relation to the premises, on receiving written request.

The landlord and the tenant covenant and agree with each other as follows -

22.	Over-holding

22.1	If the tenant does not have an option to renew this lease for a further term or if having an option to renew does not exercise it in the required manner, then if at least 3 months before the term expires, unless otherwise agreed in writing -

(a)	the tenant has not given the landlord written notice of intention to vacate the premises; or

(b)	The landlord has not given the tenant a written notice requiring possession of the premises on the day after the day on which the term expires -

(i)	the tenant will be an over-holding tenant; and

(ii)	on the terms and conditions of this lease, so far as they are applicable to an over-holding monthly tenancy; and

(iii)	the monthly rent will be the same as that payable when the term expired, unless otherwise agreed; and

(iv)	the landlord may vary the monthly rent on giving one month’s prior written notice; and

(v)	the landlord or the tenant may end the tenancy at any time by giving three months prior written notice; and

(vi)	this lease otherwise continues with no break in the tenant’s entitlement to possession.

23.	Further term

23.1	If the tenant may renew this lease for a further term as specified in the Schedule, the tenant may do so if -

(a)	rent and other payments to be made by the tenant are not in arrears; and

(b)	there is no un-remedied default of which written notice has been given by the landlord; and

(c)	there have been no persistent defaults during the term of which written notices have been given by the landlord; and

(d)	written notice of the renewal dated and signed by the ‘tenant is given to the landlord or the managing agent not more than 3 months before and no later than 5:00 pm on the last day to exercise the option set out in the Schedule. (*if there is more than one tenant, each must sign the notice)

23.2	The lease for the further term will be on the terms and conditions of this lease, except -

(a)	this clause 23 will be omitted, if there is no further term; or

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(b)	if there is a further term(s) remaining, the lease will be altered to omit the renewed further term;

(c)	if the rent for the further term is to be agreed and there is no agreement within 30 days before the commencement date of the further term then - unless before the 30 days ends some other period of time has been agreed for concluding an agreement about the rent - the rent for the further term will be determined as set out in clause 24.2.

23.3

(a)	This clause 23.3 applies where:

(i)	before its renewal, the lease was a retail premises under the Act; and

(ii)	the renewed lease for the further term is not a retail premises lease under the Act.

(b)	If this clause 23.3 applies, then on and from the commencing date of the renewed lease for the further term, a provision of the lease that was:

(i)	made void by the Act is revived in the renewed lease for the further term and can be enforced by the parties;

(ii)	implied into the lease by the Act ceases to be implied into the renewed lease for the further term and cannot be enforced by the parties.

24.	Review of the rent to market

24.1	The rent -

(a)	then payable on the terms of this lease; or

(b)	the rent as agreed or determined for the then current further term will be reviewed to the current market rent of the premises (the rent) on each market review date specified in the Schedule.

24.2	If the Act does not apply and the rent for a further term has not been agreed as provided in clause 23.2 (c) or within 60 days after a market review date, the rent will then be determined, as follows -

(a)	the landlord or the tenant or both may apply to the REIV for the appointment of a valuer to determine the rent;

(b)	the landlord and the tenant will co-operate with one another and with the REIV and do all things required by the REIV so the appointment of a valuer can be made with a minimum of delay;

(c)	the landlord and the tenant will each pay fifty percent (50%) of the fees and expenses of the REIV in making the appointment and of the valuer in determining the rent, unless other percentages are agreed in writing. If either of them neglects or refuses to pay their share, or a part of it, the other may do so on their behalf and recover the payment on the basis of an account stated;

(d)	the valuer will determine the rent as an expert, on formally accepting the appointment;

(e)	in determining the rent the valuer will not take into account improvements, fixtures and fittings -

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(i)	paid for by the tenant; and

(ii)	installed by or for the tenant in connection with the permitted use, with the landlord’s consent; and

(iii)	that the tenant has the right to remove when this lease ends unless the landlord and the tenant agree otherwise in writing.

(f)	the landlord and the tenant will co-operate with one another and with the valuer in providing access to the premises and to documents and information in their possession or under their control which the valuer considers relevant to the review;

(g)	subject to sub-clause (d), the valuer will provide the landlord and the tenant with a written determination within a reasonable time;

(h)	the determination must have reasons and set out matters taken into account in the making of it;

(i)	the determination will be final and binding on the landlord and the tenant;

(j)	if the rent has not been agreed or determined by a review date, the tenant will continue to pay the rent then current;

(k)	On the next day for payment of rent following the rent being agreed or the valuer’s determination being provided any adjustment required will be made.

25.	CPI adjustment of the rent

25.1	On each date specified in the Schedule (adjustment date) the rent will be adjusted in line with movements in the CPI using the formula -

R equals A multiplied by B divided by C

Where -

“R” is the adjusted rent payable from the adjustment date;

“A” is the rent payable immediately before the adjustment date;

“B” is the CPI for the quarter ended immediately before the adjustment date;

“C” is the CPI for the quarter ended immediately before the previous adjustment date or if there is no previous adjustment date, immediately before the commencement date.

25.2	If the CPI for the quarter ended immediately before the adjustment date is not published until after the adjustment date, the adjustment will be made as soon as possible following publication, with the adjustment taking effect on and from the adjustment date. Pending the adjustment, the tenant must continue to pay the rent then current. On the next date for payment of rent following the adjustment, any under payment or over payment will be paid or credited respectively, as the circumstances require.

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25.3	If the base of the CPI is changed between the commencement date and the first adjustment date or between the adjustment dates any necessary alterations must be made to preserve the continuity of the calculations.

25.4	If the ABS ceases to publish the CPI the adjustment will be made using the index or other publication substituted for it, any changes being made to preserve the continuity of the calculations. If no index or publication is substituted, the landlord and tenant will agree on an alternative index or publication within 14 days of the adjustment date. If there is no agreement, either the landlord or the tenant or both will request the President of the REIV or his or her nominee (acting as an expert) to determine an appropriate index or publication which reflects changes in the cost of living at Melbourne. The determination will be final and binding.

26.	Fixed rent increases

26.1	On each rent increase date specified in the Schedule the annual rent then payable will be increased by the stated percentage or amount.

26.2	On the next day for payment of rent following the rent being increased, the required adjustment will be made.

27.	Damage to and destruction of the premises

27.1	If during the term or a period of over holding -

(a)	the premises or a part of the premises are totally or partly damaged or destroyed by any cause so as to be unfit for use and occupation by the tenant; and

(b)	the event causing the damage or destruction was not caused or contributed to by the default of the tenant; and

(c)	any policy of insurance effected by the landlord has not been vitiated or payment or renewal refused as a result of an act, neglect, or default of the tenant –

then the rent and outgoings - or a fair and reasonable proportion having regard to the nature and extent of the damage or destruction or to any interference with the permitted use of premises by the tenant - will be suspended or cease to be payable, so long as the premises are unfit for occupation and use.

27.2	If there is a dispute about the proportion or the period of abatement the landlord and the tenant agree it will be referred to arbitration under the Commercial Arbitration Act 201T and abatement will be in full satisfaction of all claims for damages by the tenant against the landlord.

27.3	Notwithstanding clause 27.2, if the premises are totally or substantially destroyed and not re-instated within 3 months from the date on which the destruction occurred the landlord or the tenant may by written notice elect to end this lease and from the date of the giving of the notice all claims under this lease, except for those which have arisen before that date, will be at an end.

28.	Cessation of building services

Except in the case of voluntary withdrawal by the landlord or provided by the Act (if applicable), no damages, compensation or abatement of the rent will be claimed by the tenant or allowed by the landlord for the cessation of, damage to, or the failure or breakdown of any services provided in or to the building. “Services” include, but are not limited to, electricity, gas, water, sprinklers, alarms, pumps, air conditioning, heating, cooling or ventilation equipment, hot water service, cleaning, lifts or escalators.

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29.	Personal Property Securities Act 2009 (PPSA)

29.1	The landlord and the tenant agree this lease is a security interest for the purposes of the PPSA.

29.2	The tenant will not register or allow or acquiesce in the registration of financing statement by any person, with the exception of the landlord, for goods provided by the landlord at or in connection with the premises.

29.3	The landlord may register a financing statement for a security interest arising because of this lease over goods provided by the landlord at or in connection with the premises, or the tenant’s fixtures, fittings and/or goods not removed from the premises when this lease ends that are personal property.

29.4	The tenant waives the right to receive a notice in relation to registration events to which section 157(1)(a) of the PPSA applies.

29.5	The landlord and the tenant agree they will not disclose information in the nature of that referred to in section 275(1) of the PPSA.

29.6	When this lease ends and the tenant has vacated the premises and returned them to the landlord in the condition required by this lease (or as may be otherwise agreed in writing), or on an assignment in accordance with the terms of this lease the landlord will register a financing change statement for a security interest of the landlord, with the exception of a security interest registered for goods provided by the landlord at or in connection with the premises.

29.7	The tenant will sign all documents and do all things necessary to allow the landlord to register a financing statement and enforce its rights and meet its obligations under the PPSA and this clause. If the tenant is an individual, the tenant will provide his or her date of birth and a certified copy of his or her current driver’s licence or birth certificate in confirmation. The landlord will not use the certified copy for any other purpose and will return it to the tenant on request.

29.8	The tenant will pay on demand the landlord’s reasonable costs and expenses incurred in relation to or in connection with matters referred to in this clause.

30.	Indemnity by the tenant

The landlord will not be liable for any damage or injury to the premises or to the tenant or the tenant’s property or to the property of the tenant’s employees, contractors, agents, licensees or invitees as a result of any happening not attributable to the negligence of the landlord. To the extent permitted by law, the tenant indemnifies and agrees to keep the landlord indemnified in respect of and in connection with all claims, liabilities, actions, suits, demands, judgements or costs arising from or related to such damage or injury arising out of or in connection with the tenant’s use of the premises.

31.	Notices

31.1	A notice to be given by the landlord or the tenant is to be in writing and is to be dated and signed by the giver of it.

31.2	A notice is given to the party to whom it is addressed (recipient) by -

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(a)	delivering it; or

(b)	posting it by pre-paid post; or

(c)	sending it by electronic communication (email)

to the address or to the email address (as the case requires) of the recipient, set out in the Schedule or to the party’s last known address or email address provided in writing, or to the party’s registered office.

31.3	A notice that is delivered is given on delivery. But if delivery takes place outside normal business hours the notice is deemed given at 9:00 am on the next business day at the place of delivery.

31.4	A notice that is posted is given -

(a)	if posted by express post, on the next business day; or

(b)	if posted by priority post, on the fourth business day; or

(c)	if posted by regular post, on the sixth business day

after the day on which the notice is posted.

31.5	A notice sent by email is given when it first becomes capable of being retrieved as provided in section 13A (2) of the Electronic Transactions (Victoria) Act 2000. If that occurs outside normal business hours the notice is deemed given at 9:00 am on the next business day.

31.6	For the purpose of giving a notice -

(a)	“normal business hours” means between the hours of 9:00 am and 5:00 pm inclusive on a business day; and

(b)	“business day” means a day other than Saturday, Sunday or a day declared as a public holiday at the street address of the recipient set out in the Schedule.

32.	Electronic Transactions (Victoria) Act 2000 (ETVA)

32.1	For the purposes of Part 2, Division 2, section 8 of the ETVA the landlord and the tenant acknowledge it is reasonable to expect that information or a notice or both to be given by either of them to the other by means of an electronic communication will be readily accessible so as to be useable for subsequent reference and consent to information or a notice or both being given to them by means of an electronic communication.

32.2	For the purpose of the giving of a notice which requires a signature and will be given in the body of or as an attachment to an email, the signature of the person to the notice will be a sufficient signature if typed in a legible font.

33.	Rules

33.1	The landlord or the managing agent on behalf of the landlord may make rules or regulations or both for the management, use, or occupation of the building, including the rules of any owners corporation affecting the premises, but such rules or regulations must not be inconsistent with the rights of the tenant as set out in this lease or the Act, if the Act applies.

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33.2	The landlord or the managing agent on behalf of the landlord may revoke or alter rules or regulations or substitute other rules or regulations for those then current from time to time and the tenant will be bound by a change when it receives notice of it.

33.3	The tenant must at all times comply with the rules or regulations of the building and rules of an owners corporation (if-applicable), whether original, altered or substituted, starting on the date of being given notice of them.

34.	Defaults by the tenant

34.1	The landlord may terminate this lease by re-entry or forfeiture if the tenant fails to remedy a breach of this lease within 14 days after being given a notice complying with section 146(1) of the Property Law Act 1958, but no notice is required before re-entry or forfeiture in the case of non-payment of rent.

34.2	The tenant is in breach of this lease if -

(a)	the rent or outgoings or both are not paid on the due dates for payment although no legal or formal demand has been made; or

(b)	the tenant otherwise fails to observe and perform the covenants on its part to be observed and performed;

(c)	being a company -

(i)	an order is made or a resolution passed for its winding-up, other than for the purposes of reconstruction or amalgamation; or

(ii)	a provisional receiver, receiver, or receiver and manager is appointed; or

(iii)	it is placed under official management; or

(iv)	it goes into liquidation; or

(v)	control of the company changes, without the prior written consent of the landlord, unless the tenant is a company listed on an Australian stock exchange in which case consent is not required;

(d)	the tenant fails to satisfy a judgement entered against it within the time specified in the judgement to do so;

(e)	the tenant being an individual commits an act of bankruptcy;

(f)	a guarantor of the tenant who is an individual commits an act of bankruptcy or, if the guarantor is a company, any of the matters set out in clause 34.2 (c) occurs.

(g)	the tenant ceases to use premises for the permitted use or permits or acquiesces in the premises ceasing to be used for the permitted use;

(h)	the premises are unoccupied for a period exceeding 14 days during the term or a period of over holding.

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34.3	If the landlord terminates this lease, the landlord may sue the tenant for unpaid monies or damages or both, including for damages representing the benefit of this lease receivable if the term had continued and expired by the passing of time.

35.	Repudiation of this lease by the tenant

Clauses 1, 2, 3, 4, 5, 6, 9,12,14 and 16 are essential provisions of this lease. If the tenant breaches an essential provision it is a repudiation which the landlord may accept, if the landlord does not accept a repudiation of an essential provision it does not prevent the landlord accepting a subsequent repudiation of the same or another essential provision.

36.	Disputes

36.1	A dispute must be resolved in accordance with Part 10 of the Act, if the Act applies.

36.2	A party to a retail tenancy dispute may be represented by a legal practitioner or practitioners of their choice, unless the dispute is one to which clause 36.3 applies.

36.3	A dispute between the tenant and another tenant or occupier of the Building about the use of the premises or the Building must be promptly referred by the tenant to the landlord or the landlord’s managing agent for determination. Unless the Act applies, the determination of the landlord or the landlord’s managing agent will be binding and the tenants or occupiers have no right to legal representation.

36.4	In determining a dispute under clause 36.3, the landlord or the managing agent is not required to strictly comply with the rules of natural justice and the laws or rules of evidence do not apply and they may inform themselves as they see fit with the intent the dispute will be determined in a reasonable manner as speedily, informally, and inexpensively as possible.

37.	Goods and Services Tax

37.1	“GST” means GST within the meaning of the A New Tax System (Goods and Services Tax) Act 1999 as amended (GST Act).

37.2	Expressions used in this clause 37 and the GST Act have the same meaning as in the GST Act.

37.3	Except where this Lease states otherwise, each amount payable by a party under this Lease in respect of a taxable supply by the other party is expressed as a GST exclusive amount and the recipient of the supply must, in addition to that amount and at the same time, pay to the supplier the GST payable in respect of the supply.

37.4	An amount payable by the tenant in respect of a creditable acquisition by the landlord from a third party must not exceed the sum of the value of the landlord’s acquisition and the additional amount payable by the tenant under clause 37.3 on account of the landlord’s GST liability.

37.5	A party is not obliged, under clause 37.3, to pay GST on a taxable supply to it under this Lease, until given a valid tax invoice for the supply.

37.6	If during the term or period of over holding the landlord registers, or is required to be registered, for GST under the GST Act, then on and from the date the landlord registers, or is required to be registered, for GST under the GST Act clauses 37.3, 37.4 and 37.5 will apply to each amount payable by a party under this lease in respect of a taxable supply by the other party or an amount payable by the tenant in respect of a creditable acquisition.

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38.	Delivery of Guarantee and Indemnity

If a guarantor is named in the Schedule, the tenant must on the same date as the execution of this lease procure execution by the guarantor of a guarantee and indemnity and deliver the executed guarantee and indemnity to the landlord. If the landlord elects, this lease will not take effect until the guarantee and indemnity has been properly executed by the guarantor and delivered to the landlord.

39.	Definitions and interpretation

39.1	In this Lease, unless otherwise required by the context or subject matter –

“ABS” means the Australian Bureau of Statistics or its successors.

“acquiesce in” / “acquiesced in” means the tenant has failed to take reasonable measures which, if taken, would have prevented the act, matter or thing which led to a breach of the tenant’s obligations under this lease.

“Act” means the Retail Leases Act 2003.

“act of bankruptcy” has the meaning given in section 40 of the Bankruptcy Act 1966.

“bank guarantee” means a guarantee by an authorised deposit taking institution under the Banking Act 1959.

“building” means the building of which the premises forms a part.

“control” has the meaning given in section 50AA of the Corporations Act 2001.

“court” includes a tribunal.

“CPI” means the Consumer Price Index, Australia All Groups Index numbers for Melbourne as published by the ABS.

“electronic communication” has the meaning given in section 3 of the Electronic Transactions (Victoria) Act 2000.

“essential safety measure” has the meaning given in the Act.

“guarantor” means the individual or corporation or one or more of them referred to in the Schedule;

“guarantee and indemnity” means the REIV’s standard guarantee and indemnity Code 142 or a guarantee and indemnity in a similar form.

“information” when used in relation to an electronic communication has the meaning given in section 3 of the Electronic Transactions (Victoria) Act 2000.

“landlord” means the individual or corporation or incorporated association or one or more of them referred to in the Schedule and includes the assignees, executors, administrators, or successors of the landlord and the reversioner immediately expectant on the Term.

“PPSA” means the Personal Property Securities Act 2009.

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“REIV” means The Real Estate Institute of Victoria Ltd ACN 004 201 897 or its successors.

“sign” includes advertisement.

“tenant” means the individual or corporation or incorporated association or one or more of them referred to in the Schedule and includes the executor, administrator, and permitted assignee of the tenant and where the context permits includes an employee, agent, contractor, licensee, or invitee of the tenant.

“then applicable Australian Standard” means that published by Standards Australia Limited ACN 087 326 690 or its successors.

“writing” includes all modes of representing or reproducing words, figures, or symbols in a visible form and expressions referring to writing are to be read accordingly.

39.2	If the landlord or the tenant or both comprise two or more individuals or corporations or incorporated associations the covenants and obligations their part apply to them jointly and to each of them individually.

39.3	No waiver by the landlord or the tenant of a breach of the terms of this lease by the other will operate as a waiver of another breach of the same or of another term, condition, or covenant.

39.4	References to an Act includes a reference to orders, declarations, ordinances, regulations, rules, by-laws, or guidelines made under it and to all amendments, modifications, re-enactments, consolidations, or replacements.

39.5	The singular includes the plural and vice versa.

39.6	The masculine gender includes the female and neuter genders.

39.7	If it is necessary to determine priority between the provisions of this lease, the priority is -

●	the content, if any, of the Special Conditions Schedule; then

●	the content of the Schedule; then

●	the respective covenants of the landlord and the tenant.

39.8	This lease is governed by the laws of Victoria and each party irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria.

39.9	This Lease is to be interpreted so it does not infringe Acts of the Commonwealth or Victorian Parliaments or any subordinate legislation made under them. If a provision does infringe, it will be read down, but only to the extent necessary, so it does not infringe and will otherwise remain operative, so far as possible in the circumstances. If it cannot be read down, it will be disregarded. If a provision is disregarded or held invalid by a court, the remainder of this Lease will continue in force.

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Code 144 Commercial Lease Schedule©

ABOUT THIS SCHEDULE

This is a standard form document which forms part of the REIV copyright Commercial Lease (Code 143). The printed, standard wording may need to be altered when completing the Schedule to record a lease, as negotiated. Alterations to the printed, standard wording should be recorded in the Special Conditions Schedule not by making changes to the Schedule itself. Depending on circumstances, it may be prudent to obtain professional help when completing this Schedule. Ensure the completed Schedule is attached to each part of the lease, at the lime the lease is signed.

Landlord advice to the tenant

The landlord advises the tenant this Schedule is in the copyright format published by The Real Estate Institute of Victoria Ltd as at the date printed /version at the foot of the first page, unless there are alterations or additions or both which appear in the Special Conditions Schedule. The tenant is advised to check the Special Conditions Schedule, before signing this lease.

Date of this Lease: 30 /11 / 20 22

Landlord: COLLAN INVESTMENT LIMITED

Contact Person: JONG KAN FOO
Address:	L 10 167 Queen St, Melbourne VIC	Postcode: 3000
ACN:	093 297 833	ABN:	42 093 297 833
Phone:		Mobile:	0422130888
Fax:		Email:	fooyf@leunwah.com.sg
Landlord: COLLAN INVESTMENT LIMITED
Contact Person: YUNG FUN FOO
Address:	L 10 167 Queen St, Melbourne VIC	Postcode:
ACN:	093 297 833	ABN:	42 093 297 833
Phone:		Mobile:	+65 90687932
Fax:		Email:	fooyf@leunwah.com.sg
Tenant: TELIX INTERNATIONAL PTY LTD
Contact Person: Darren Smith
Address:	L 4 UNIT 401/55 Flemington Rd, North Melbourne VIC	Postcode: 3051
ACN:	616 657 839	ABN:	26 616 657 839
Phone:		Mobile:	0438057641
Fax:		Email:	darren.smith@telixpharma.com
Managing Agent: TT Global Pty Ltd
Managing Agent:
Address:	Level 6,167 Queen Street	Postcode: 3000
ACN:		ABN:	84088952809
Phone:	96621818	Mobile:	0418333081
Fax:	96622828	Email:	tonytai@ttglobal.com.au

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Code 144 Commercial Lease Schedule©

Premises*:

Units 401,402,403 and 405-410 (inclusive), Level 4, 55 Flemington Rd, North Melbourne being the land contained in Certificates of Title Volume 10937 Folios 986, 987, 988 and 990-995 (inclusive) and shown as [cross-hatched and hatched] on the plan attached to this lease. 3051

(*attach plan to each part of this lease, if applicable)

Term: 6 years

Commencement date of the term: 01 /12 / 20 22

Landlord’s fixtures and fittings (Cl 5.1(a)): Light fittings, flooring, air-conditioning, smoke detectors and all other fit-outs, fixtures and fittings installed by the Landlord

(*if insufficient space, attach extra page(s))

Further term(s) (Cl 23): 3 years

Last date to exercise option to renew for the next further term (Cl 23.1 (d)): 31 / 08 / 20 28

Commencement date of the next further term (Cl 23): 01/12/2028

Commencing rent* (Cl 1): $436,506.00 Per Annum** / ~~Per Calendar month**~~

*the rent is exclusive of GST unless “GST inclusive” or “GST is not payable on the rent” appears in the box:

GST exclusive

Rent commencement date (Cl 1): 01 /12 / 20 22

Landlord’s loss of rent and outgoings insurance period (Cl 2.1 (h)): ___________ months.

Landlord’s public liability insurance cover (Cl 2.1 (h)): $ 20,000,000.00

Outgoings excluded (Cl 2.1): Separately metered utilities and services consumed or provided to the premises.

Outgoings, manner of apportionment (Cl 2.3): Not applicable

The proportion that the lettable area of the premises bears to the lettable area of the building (Cl 2.4(a)): Not applicable

Building operating expenses, apportionment (Cl 3.2(a)): Not applicable

Permitted use (Cl 12.2): Office, Medical Imaging and Associated Use, subject to relevant Authorities’ approval(s).

Security deposit(CI.16.1): ~~of*$         er or~~ or *equivalent to 4.0 months rent plus GST.

(*complete the one required and delete the other)

the security deposit will be provided in cash, unless “bank guarantee” appears in the box:

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Code 144 Commercial Lease Schedule©

Market rent review dates (Cl 24.1): 01/12/2028

CPI adjustment of rent dates (Cl 25.1): _____________________________________________

Fixed rent increases percentage or amount (Cl 26.1): 3.5%

Fixed rent increases dates (Cl 26.1): 01/12/2023, 01/12/2024, 01/12/2025, 01/12/2026, 01/12/2027, 01/12/2029 and 01/12 /2030

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Code 144 Commercial Lease Schedule©

Executed as a deed and if by a corporation, in the manner referred to in section 127 of the Corporations Act 2001.

Signed sealed and delivered by the landlord		COLLAN INVESTMENT LIMITED

Director Name:	Jong Kan Foo	/s/ Jong Kan Foo

Director/Company Secretary Name:

in the presence of Witness Name:

Signed sealed and delivered by the landlord		COLLAN INVESTMENT LIMITED

Director Name:	Yung Fun Foo	/s/ Yung Fun Foo

Director/Company Secretary Name:

in the presence of Witness Name:

Signed sealed and delivered by the tenant		TELIX INTERNATIONAL PTY LTD

Director Name:	Darren Smith, Group CFO	/s/ Darren Smith

Director/Company Secretary Name:	Melanie Farris, Company Secretary	/s/ Melanie Farris

in the presence of Witness Name:	Lena Moran-Adams, Group General Counsel	/s/ Lena Moran-Adams

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Code 144A Commercial Lease Special Conditions Schedule©

ABOUT THIS SCHEDULE

The REIV copyright Commercial Lease Special Conditions Schedule Code 144a is for use with the REIV copyright Commercial Lease Code 143 and REIV copyright Commercial Lease Schedule Code 144, if alterations or additions are to be made to the Code 143 or Code 144 documents. Ensure the completed Schedule is attached to each part of the lease, at the time the lease is signed.

Use this Schedule to record -

●	changes to the wording of the numbered clauses of the REIV Copyright Commercial Lease Code 143; and

●	matters agreed by the landlord and the tenant in addition to the terms and conditions of the REIV Copyright Commercial Lease Code 143; and

●	changes to the printed, standard wording of the REIV Copyright Commercial Lease Schedule Code 144; and

●	other matters which, because of lack of space, or for some other reason, cannot be properly recorded in the Schedule.

[Number the special conditions consecutively, starting at 1]

●	attach additional pages, if required.

1         Cleaning of Premises;

The tenant shall be responsible for cleaning costs and waste disposal in relation to the premises pursuant to its obligation under the lease.

2         Legal Fees:

Despite clause 18.1(a)(i) of the lease, the tenant and the landlord will be responsible for their own legal costs incurred in the preparation, negotiation and execution of this lease documentation.

3         Leasing Incentives:

a.       Subject to the tenant engaging contractors for the fitout works, the landlord will provide the tenant an incentive for the amount of $331,198.92 plus GST, being an amount equal to 18 months of half rent plus GST from the Commencement date (Incentive).

b.       The Incentive will be paid as follows:

i. an amount equal to $200,000 plus GST to be provided as a contribution to the tenant’s fitout works (Fitout Contribution) and paid within 14 days of receipt by the landlord of a valid tax invoice from the tenant; and

ii. the balance of the incentive (being the Incentive less the Fitout Contribution) will be provided as an even rental discount over the first 18 months of the term (Rent Reduction) to be applied by deducting $7,288.83 (plus GST) from each monthly rental payment for the 18 months period from 1 December 2022 to 31 May 2024.

c. In addition to the Fitout Contribution and Rent Reduction, within 14 days of the date the tenant executes this lease, the landlord must pay to the tenant, or as it otherwise directs, an amount equal to $15,000 plus GST as a contribution towards the consultancy fees for CBRE, being the tenant’s agent (CBRE Contribution).

d. In the event that the landlord does not pay the Fitout Contribution or CBRE Contribution within the time frame specified in this special condition, despite any other provision in this lease the tenant may set-off the outstanding amount against rent or any other amounts payable by the tenant to the landlord under the lease (in addition to the Rent Reduction).

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Code 144A Commercial Lease Special Conditions Schedule©

e. This special condition will not apply to any extension or further term of the lease

4 Permits:

The tenant is responsible for obtaining any relevant permit(s) in connection with the permitted use in and must ensure that use of the premises complies with all relevant statutory and health department regulations and requirements and OH&S requirements referable to the tenant’s particular use of the premises.

5 Landlord Works:

a. Subject to mutually satisfactory specifications and pricing, each party acting reasonably and promptly, the landlord will reimburse the tenant or pay the tenant’s costs as directed for the following works (Landlord Works) within 14 days of receipt of valid tax invoices from the tenant or its contractors (which may be issued as a lump sum or separately upon completion of the relevant part of the Landlord Works):

i. Painting of existing walls and doors (estimated cost $6,765 ex GST);

ii. Supply and install new general carpet tiles (estimated cost $45,448 ex GST);

iii. Replacement of internal sun-screen roller blinds for the external windows of the Premises (x48): (estimated cost $25,200 ex GST);

iv. Replacement of suspended ceiling tiles including removal of existing tiles but excluding removal or replacement of the ceiling tile grid (estimated cost $23,250.00 ex GST);

v. Replacement of LED light fittings to base building general tenancy areas including removal of existing lighting where not undertaken by the landlord; and

vi. Replacement of new air-conditioning registers / swirl diffusers to general tenancy areas (estimated cost $34,944.00 ex GST).

b. In respect of the estimated costs referred to in special condition 5a:

i. the landlord and tenant acknowledge and agree that these are estimated amounts only and may be varied; and

ii. in the event that the tenant estimates that the revised costs of the Landlord Works (Revised Costs) will exceed the estimated costs in special condition 5 a by more than 5%:

1. the landlord may obtain alternative quotes for the Landlord Works adopting the same specifications and terms as the tenant’s quotes (Landlord Quotes); and

2. if the amounts stated in the Landlord Quotes are 95% or less of the Revised Cost, the landlord and tenant must agree the contractor to be engaged and amount of the Landlord Works before the tenant commences those works.

c. In the event that the landlord does not reimburse the tenant for the Landlord Works within the time frame specified in this special condition, despite any other provision in this lease, the tenant may set-off the outstanding amount against rent or any other amounts payable by the tenant to the landlord under the lease.

d. The parties agree that:

i. the Landlord’s Works are the landlord’s property; and

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Code 144A Commercial Lease Special Conditions Schedule©

ii. the tenant has exclusive use of the Landlord’s Works and the landlord may not remove any part of the Landlord’s Works from the premises for the duration of the lease or while the tenant has exclusive use of the premises.

e. Special conditions 5a to c (inclusive) will not apply to any extension or further term of the lease.

6 Lessee Fitouts:

a. Except where otherwise stated in this Lease, the tenant shall be responsible for all the cost of all fitout works and alterations required by the tenant.

b. No works shall be carried out unless the landlord has signed and approved plans and specifications, including alterations to air conditioning, sprinklers etc such consent not to be unreasonably withheld or delayed.

c. If required by the landlord, the tenant shall pay the reasonable costs of the landlord’s consultants in approving the plans and expenses, which in respect of the initial fitout works for the entire premises is capped at $5,000 (+GST).

d. The tenant is responsible for seeking and obtaining relevant statutory approvals in respect to fitout work.

7 Make Good:

a. At the expiration of the term or sooner determination of the lease, the tenant will be required to:

i. return the premises to base building “Warm Shell” standard and layout having regard to the condition as at the Commencement date, which for the avoidance of doubt is:

(a) returning with the premises with the following items which were installed as part of the Landlord Works or which were already existing in the premises as at the Commencement date:

●	Ceiling Tiles & Grid - Uniform design and standard commensurate with 55 Flemington Road Base Building Standards;

●	Fire Protection - Independent and appropriate Fire Detection system to be reinstated for each Unit;

●	Emergency & Exit Lights - Independent and appropriate Emergency & Exit Lighting system to be reinstated for each Unit;

●	Electrical Switch Board - Independent and appropriate Switchboard for the independent control of lighting, power supply and HVAC for each Unit;

●	HVAC - Independent and appropriate base building HVAC system and diffusers to be reinstated for each Unit;

●	Lighting - LED panels equivalent standard of Light Panels installed by Landlord at as Lease Commencement Date to be cabled to individual Units;

●	GPO’s - Independent and appropriate GPO’s connected to the independent Switchboard for each Unit;

●	All excess data and electrical cabling to be removed;

●	All existing plumbing pipes and appliances to be removed. Each Unit to have a single connection point for water supply and discharge;

●	Walls - All new intertenancy walls to be reinstated with 10mm plaster, metal studs and insulation. Walls should be painted with minimum of 2 coats of Dulux Natural White. Aluminium skirting board to be installed where Cable & Data Trays are absent;

●	Doors - To be same specification as per Base Building design, colour and signage;

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Code 144A Commercial Lease Special Conditions Schedule©

●	Door Locks & Furnishings - To be same specification as per Base Building design, colour and type;

●	Electrical & Data Cable Trays - To be installed on all 4 walls for each Unit;

(b) removing fitout installed by or on behalf of the tenant during the term, but excluding any obligation to repair or make good any damage due to fair wear and tear;

ii. reinstate all inter-tenancy walls and entrance doors (if applicable) required to return the Premises 10 individual suites (being Suites 401 to 410 inclusive), and

iii. repaint all walls and doors and clean the carpet, but the tenant will not be required to repair or make good any damage arising from fair wear and tear.

b. The parties agree that despite the extent of any annexation, all title to the tenant’s fitout vests with the tenant, including but not limited to any HVAC or air-conditioning unit, and forms part of the tenant’s installations and may be removed by the tenant at the expiry of the lease; and

c. For the avoidance of doubt, the parties agree that clause 10.1(c) and (e) of the lease do not apply.

8 Lease Commencement Date for Unit 404:

a. On and from the Unit 404 Commencement Date the landlord leases Unit 404 to the tenant on the same terms as conditions as this lease as varied in special condition 8b.

b. On and from the Unit 404 Commencement Date, the lease will be varied as follows:

i. the description of the “Premises” in the Schedule will be varied to read:

“Units 401-410, 55 Flemington Road, North Melbourne being the land contained in Certificates of Title Volume 10937 Folios

986-995 (inclusive) and as identified on the plan attached to this lease”;

ii. The description of the “Term” in the Schedule will be varied to read:

“In respect of Units 401, 402, 403 and 405-410, 55 Flemington Road, North Melbourne: Six (6) years In respect of Unit 404, 55 Flemington Road, North Melbourne: On and from the Unit 404 Commencement Date to 30 November 2028 (inclusive).” (Landlord’s comment 23.11.22: Lease is 6 years from 1 Dec 2022 to 30 Nov 2028.)

iii. The description of the “Commencement date of the term” will be varied to read:

“In respect of Units 401, 402,403 and 405-410, 55 Flemington Road, North Melbourne: 1 December 2022

In respect of Unit 404, 55 Flemington Road, North Melbourne: The Unit 404 Commencement Date.”

iv. The Commencing rent will be varied to read:

“$436,506 p.a. excl GST, comprising:

(i) $370,614 p.a. excl GST in respect of Units 401, 402, 403 and 405-410, 55 Flemington Road, North Melbourne; and

(ii) $65,892 p.a. excl GST in respect of Unit 404, 55 Flemington Road, North Melbourne”

v. The rent commencement date will be varied to read:

“In respect of Units 401,402,403 and 405-410, 55 Flemington Road, North Melbourne: 1 December 2022

In respect of Unit 404, 55 Flemington Road, North Melbourne: The Unit 404 Commencement Date ”

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Code 144A Commercial Lease Special Conditions Schedule©

c. If this special condition 8 and the grant of the lease of Unit 404 has the effect of surrendering the lease and granting a new lease of the premises (including the premises as defined prior to the Unit 404 Commencement Date), then the parties agree that:

i. the lease is surrendered effective on the Unit 404 Commencement Date;

ii. a new lease of the premises (including Unit 404) is granted to the tenant by the landlord on the same terms and conditions of this lease but subject to the variations in this special condition 8; and

iii. as between the landlord and the tenant, the tenant will take over Unit 404 at its current condition and the Landlord is not required to do any works prior to handover of the premises.

iv. the tenant is released from all of its obligations under the lease surrendered under this special condition 8ci on and from the date of surrender and, unless the tenant elects in its absolute discretion, it is not required to comply with any make good provisions of the surrendered lease.

v. the tenant shall pay to the landlord for Intensive Care Academic Fund Inc ABN 45 494 705 227 trading as Medical Billing Service’s legal cost for the preparation of Deed of Surrender for Unit 404 amounting to $600 plus GST.

d. The landlord must:

i. use best endeavours to ensure that it receives vacant possession of Unit 404 as soon as possible after the date of this lease;

ii. not grant any lease, extension or renewal of the lease or overholding rights to Intensive Care Academic Fund Inc ABN 45 494 705 227 trading as Medical Billing Service, being the tenant occupying Unit 404 as at the date of this lease, or any other individual or entity other than the tenant; and

iii. must enforce any rights it has at law or under the lease to Intensive Care Academic Fund Inc ABN 45 494 705 227 trading as Medical Billing Service to promptly procure vacant possession of Unit 404 after expiry or sooner termination of the lease.

9 Signage:

The landlord will use best endeavours to ensure that the rights of the tenant or a Related Body Corporate to external Building Signage will be maintained during the Term and any Further term, and must use all reasonable endeavours to procure that any necessary consent or approval of the owners corporation is granted for such signage rights.

10 Guarantee:

Except where the tenant is Telix International Pty Ltd ACN 616 657 839 or a Related Body Corporate is the tenant, the tenant must provide personal and/or director’s guarantee to the landlord for the performance of the tenant under the lease.

11 Owners Corporation Rules:

The tenant acknowledges that the premises form part of an Owners Corporation and is subject to the rules and regulations of the Owners Corporation in force. Refer Annexure 2 for a copy of the Owners Corporation Rules.

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Code 144A Commercial Lease Special Conditions Schedule©

The tenant covenants to comply with the rules and regulations of the Owners Corporation in force and to indemnify the landlord, and keep the landlord indemnified, for any claim which may be made against it by reason of any failure by the tenant to perform and/or observe the rules and regulations of the Owners Corporation except where caused or contributed to by the landlord.

12 Insurance:

Despite anything to the contrary in clause 4, the tenant is deemed to have complied with clause 4 if it effects the required insurances under its global insurance policy and provides the landlord with a certificate of currency to the landlord’s reasonable satisfaction.

13 Landlord’s obligations

Clause 19 is deleted and replaced with the following:

“19. Landlord’s obligations

19.1 The landlord must:

(a) give the tenant quiet possession of the premises without any interruption by the landlord or anyone connected with the landlord as long as the tenant does what it must under this lease;

(b) or must procure that the owners corporation of the building must take out at the start of the term and keep current policies of insurance for the usual risks against:

i. damage to and destruction of the building, for its replacement value;

ii. removal of debris;

iii. breakdown of landlord’s plant and equipment at the premises; and

(c) give to the tenant the written consent to this lease of each mortgagee or charge whose interest would otherwise have priority over this lease;

(d) or must procure that the owners corporation of the building must:

i. keep the structure (including the external faces and roof) of in a structurally sound and weather proof condition;

ii. keep the landlord’s installations in good working order and condition, but is not responsible for repairs which are the responsibility of the tenant under this lease; and

iii. promptly effect any repairs which are not the responsibility of the tenant under this lease and replace any electrical or mechanical installation or equipment, including air-conditioning plant and equipment, which fails to operate properly and requires replacement; and

(e) in each instance where the consent or approval of the owners corporation is required to any act or matter which needs consent or approval, the landlord must use its best endeavours to obtain that consent or approval and, where applicable, provide all necessary assistance to assist the tenant in obtaining that consent or approval.”

14 Market rent review
Despite anything to the contrary in clause 24, the parties agree that regardless of whether or not the Act applies, the market rent agreed or determined must be agreed or determined in accordance with the criteria set out in section 37() of the Act.

15 Amendments to the General Conditions
The general conditions of the lease are amended as follows:

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Code 144A Commercial Lease Special Conditions Schedule©

a. Clauses 2.1(a), (b), (c), (e), (g) and (k) (Outgoings) and 3 (Building Operating Expenses) are deleted;

b. Clause 2.1(f) is deleted and replaced with the following:

“(f) the expense of cleaning the premises and the landlord’s fixtures, fittings, plant or equipment in or serving the premises;’’;

c. Clause 2.1(h) is deleted and replaced with the following:

“(h) insurance premiums and other charges for insurances effected by the landlord in relation to the premises for public liability for the amount of cover specified in the Schedule ($20,000,000.00 if no amount is specified) and replacement of plate glass in the premises;”;

d. Clause 2.1 G) is amended by deleting the word “, provided the payment or repayment is not contrary to law” and replacing them with “but excluding any costs of capital or structural nature and provided the payment or repayment is not contrary to law”;

e. Clause 5.1 (Maintenance and repairs) is deleted and replaced with the following:

“5.1 During the term and any period of overholding the tenant must maintain and keep the interior of the premises and landlord’s fixtures in at least the same state of repair existing on the commencement date of the term except for:

(a) any repairs, maintenance ore replacement required as a result of:

i. fair wear and tear;

ii. a Force Majeure Event; or

iii. the landlord’s act, omission, negligence or breach;

(b) repairs, maintenance or works of a structural or capital nature, (including, for example the replacement of any major components of that equipment); or

(c) the replacement of any equipment which fails to operate properly and requires replacement or which has reached the end of its economic usefulness.”

f. Clause 5.5 is amended as follows:

i. clause 5.5(a) is deleted;

ii. clause 5.5(f) is amended by inserting “within the premises” after “broken or damaged glass” on the second line;

iii. clause 5.5(g) is amended by inserting “where these do not form part of the common property for the land on which the premises is located” after “window or door fittings”; and

iv. clause 5.5(h) is deleted;

g. Clause 12.4 is amended by deleting the words “either temporarily or”;

h. Clause 12.5 is amended by replacing each instance of “permitted use” with “the tenant’s particular use of the premises”;

i. Clause 14 is amended by inserting the following new clause 14.5:

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Code 144A Commercial Lease Special Conditions Schedule©

“14.5 While Telix International Pty Ltd ACN 616 657 839 or a Related Body Corporate is the tenant the Landlord’s consent is not required under clause 14.2,14.3 or 14.4 to an assignment or sublease of all or part of the Premises to a Related Body Corporate or sharing of possession with a Related Body Corporate”;

j. Clause 23.2(c) is amended by replacing each instance of “30 days” with “4 months”;

k. Clause 30 is amended by:

i. replacing “negligence of the landlord” with “breach, wilful act, omission or negligence of the landlord or its employees, contractors, agents or invitees”; and

ii. replacing “tenant’s use of the premises” with “negligent use of the premises”.

l. Clause 34.2(a) is amended by replacing “although no” with “and a”;

m. Clause 34.2(c)(v) is amended by inserting “or a subsidiary of a company” after “the tenant is a company”; and

n. Clause 34.2(h) is deleted.

16 Sale of transfer of Premises
If the landlord sells or transfers the land, building or the premises so that another person becomes the landlord, the landlord must, at the tenant’s cost:

a. obtain a covenant by deed from the purchaser or transferee that it will comply with and be bound by this lease as if it originally named as the landlord in this Lease and to ensure that the tenant is able enforce the benefit of all obligations owed under this lease to the tenant; and

b. provide the executed deed to the Tenant as soon as possible after the purchaser or transferee takes a transfer of the interest.

17 Definitions
The following definitions are inserted in clause 39.1:

a. “Force Majeure Event means damage caused by explosion, earthquake, aircraft (or other aerial device), civil commotion, fire, flood, lightning, riot, storm, tempest, act of God or war.

b. “premises” means the premises described in the Schedule, the boundaries of which are:

i. the inside surface of the walls (under any paint or wall covering);

ii. the lower surface of the ceiling (above any false or suspended ceiling); and

iii. the upper surface of the floor (under any floor covering).

The premises includes the landlord’s fixtures and fittings.

c. “Related Body Corporate” means a related body corporate (as defined in the Corporations Act 2001) or subsidiary (as defined in the Corporations Act 2001) of Telix Pharmaceuticals Limited ACN 616 620 369.

d. “Unit 404” means the premises at Unit 404, Flemington Road, North Melbourne being the land contained in Certificate of Title Volume 10937 Folio 989 and labelled “Suite 404” on the plan attached to this lease.

e. “Unit 404 Commencement Date” means the later of each of the following has occurred (or such other date agreed by the parties):

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Code 144A Commercial Lease Special Conditions Schedule©

i. the date the landlord hands over vacant possession of Unit 404 to the tenant;

ii. the earlier of the following:

(a) the date the lease to Intensive Care Academic Fund Inc ABN 45 494 705 227 trading as Medical Billing Service, being the tenant occupying Unit 404 as at the date of this lease expires; and

(b) the date of surrender of the lease to Intensive Care Academic Fund Inc ABN 45 494 705 227 trading as Medical Billing
Service, being the tenant occupying Unit 404 as at the date of this lease.

Signed by the landlord		COLLAN INVESTMENT LIMITED

Director Name:	Jong Kan Foo	/s/ Jong Kan Foo

Director/Company Secretary Name:

in the presence of Witness Name:

Signed by the landlord		COLLAN INVESTMENT LIMITED

Director Name:	Yung Fun Foo	/s/ Yung Fun Foo

Director/Company Secretary Name:

in the presence of Witness Name:

Signed by the landlord		TELIX INTERNATIONAL PTY LTD

Director Name:	Darren Smith, Group CFO	/s/ Darren Smith

Director/Company Secretary Name:	Melanie Farris, Company Secretary	/s/ Melanie Farris

in the presence of Witness Name:	Lena Moran-Adams, Group General Counsel	/s/ Lena Moran-Adams

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